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                                                                EXHIBIT 12-14

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                          Six
                                                        Months                      Year Ended December 31
                                                         Ended      ------------------------------------------------------
                                                       6/30/98       1997        1996        1995        1994        1993
                                                       -------      ------      ------      ------      ------      ------
                                                                              (Millions, except for ratio)

Net income                                              $  193      $  417      $  328      $  434      $  420      $  522
                                                        ------      ------      ------      ------      ------      ------

Taxes based on income:
    Current income taxes                                   144         308         224         221         169         217
    Deferred taxes - net                                     9          (6)         16          79         110         100
    Investment tax credit adjustments - net                 (7)        (14)        (15)        (17)        (13)        (14)
    Municipal and state                                      2           4           3           3           3           3
                                                        ------      ------      ------      ------      ------      ------
        Total taxes based on income                        148         292         228         286         269         306
                                                        ------      ------      ------      ------      ------      ------

Fixed charges:
    Interest on long-term debt                             126         262         275         275         274         325
    Amortization of debt discount, premium
        and expense                                          5          11          12          11          11           9
    Other interest                                           5           9           4          10          11           5
    Interest factor of rents                                17          34          34          29          28          29
                                                        ------      ------      ------      ------      ------      ------
        Total fixed charges                                153         316         325         325         324         368
                                                        ------      ------      ------      ------      ------      ------

Earnings before taxes based on income
     and fixed charges                                  $  494      $1,025      $  881      $1,045      $1,013      $1,196
                                                        ======      ======      ======      ======      ======      ======

Ratio of earnings to fixed charges                        3.23        3.24        2.71        3.21        3.13        3.25